UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2024

VESTIBLE ASSETS, LLC

(Exact name of issuer as specified in its Certificate of Formation)

Delaware	93-2084697
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5440 West 110th Street, Suite 300 Overland Park, Kansas 66211
(Mailing address of principal executive offices)

(913) 535-6004

Registrant’s telephone number, including area code

Vestible Assets, LLC, Series BDBR

(Title of each class of securities issued pursuant to Regulation A)

2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report on Form 1-K (this “Annual Report”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our strategies and business outlook; expectations regarding potential Brand Income to be earned by the individual athletes, and the potential Brand Amounts underlying Brand Agreements; anticipated development and administration of our company, the manager, each series of our company and the Vestible platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Annual Report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Vestible platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described in our Offering Circular filed with the Securities and Exchange Commission under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

3

ITEM 1. BUSINESS

Overview

Vestible Assets, LLC (the “Company,” “we,” and “us”) is a Delaware series limited liability company formed to facilitate public investment in specified future professional sports earnings of individual athletes. Our aim is to acquire the rights to a specific percentage of the future Brand Income of professional football, baseball, soccer, or basketball athletes (although may include other sports), and will predominantly target collegiate, minor league or already professional athletes who are early in their career.

Each individual series of the Company (each, a “Series”) will be associated with a single athlete who will have entered into an agreement (each, a “Brand Agreement”) pursuant to which such athlete will pay that particular Series, for the duration of the Brand Agreement, a percentage of all of his or her prospective sports earnings paid by a professional sports team, excluding any earnings associated with endorsements and name, image and likeness (such prospective sports earnings are referred to as the “Brand Income” and such percentage of the Brand Income to be paid to a particular Series is referred to as the “Brand Amount”). As consideration for the Brand Amount to be received by a Series, each athlete who enters into a Brand Agreement will be entitled to 80% of the gross proceeds of the offering for the particular Series associated with such athlete. Unless we specifically state otherwise or the context otherwise requires, the interests of all Series may collectively be referred to as the “Interests” and each, individually, as an “Interest.” The Brand Agreements or similar contractual rights generally may be referred to herein, collectively, as the “assets” or each, individually, as an “asset,” and a Brand Agreement correlating to a particular Series may be referred to as a “Series Asset.”

The Company is a wholly owned subsidiary of Vestible, Inc., which also serves as the sole manager of the Company (the “Manager”) and is responsible for the day-to-day management of the Company and each Series. In addition, the Manager owns and operates a mobile and web-based investment interface (the “Vestible Platform”) through which issuances and trades of Interests are effected through a registered broker-dealer, Dalmore Group, LLC (“Dalmore”).

History and Structure

The Company was formed on July 20, 2022 as a Delaware series limited liability company. Each Series of Interests will be separate from the other Series. The Interests represent an investment in a particular Series and, thus, indirectly a portion of any Brand Amounts owed under the Brand Agreement attributable to such Series, and do not represent an investment in the Company or the Manager generally. The Company does not anticipate that any Series will own any income-generating assets other than the Brand Agreement with a particular athlete. However, the Company expects that its operations, including the entry into additional Brand Agreements and the issuance of additional Series of Interests, will be beneficial to Investors by enabling each Series to benefit from economies of scale (for example, by utilizing various service providers across multiple Series).

The Company anticipates that its core purpose will be identifying, acquiring, and marketing the Brand Agreement investments to the benefit of the Investors.

To date, our activities have consisted of evaluating and targeting potential Brand Agreements, entering into certain Brand Agreements, and organizing the Company for purposes of an offering of one or more Series of Interests in the Brand Agreements it has or may acquire. As of December 31, 2024, we had entered into a Brand Agreement with Baron Browning with respect to Series BDBR, our sole source of revenue to date.

Objectives

The Company’s primary objectives are to:

●	Acquire a percentage of the Brand Income earned by professional athletes in sports such as football, basketball, soccer and baseball while on the roster of a professional sports team;

4

●	Increase net cash from Brand Amounts received under Brand Agreements so more cash is available for distributions to Interest Holders; and

●	Preserve, protect and return Investors’ investments.

We cannot assure Investors that we will attain any of these objectives or that we will be able to realize any net cash flow from the Brand Agreements or that the value, if any, of the Brand Agreements will not decrease.

Strategy and Focus

Our strategy is to acquire a percentage of the prospective professional sports earnings of individual athletes paid by a professional sports team in the NFL, NBA, MLB, MLS or other professional league (excluding any earnings associated with endorsements and name, image and likeness, and similar income) pursuant to and for the duration of the Brand Agreements with such athletes. We intend to primarily focus on acquiring rights to receive potential Brand Income of collegiate, minor league or professional athletes who are early in their career in football, basketball, soccer or baseball.

Process for Identification and Acquisition of Series Assets

Our process for identifying and acquiring an interest in the potential future Brand Income of professional athletes leverages our network of team members, who are former professional athletes, as well as third-party talent managers and agencies.

In determining whether to enter into a Brand Agreement with any particular athlete and to offer Investors the opportunity to invest in the prospective Brand Income of such athlete, we consider a variety of factors, including:

●	The athlete’s performance on the field or court and his or her potential for professional sports earnings, which may include an analysis of his or her estimated career length, biological factors (e.g., age, weight, etc.), lifestyle factors and statistics.

●	The public opinion and popularity of an athlete and the potential associations people make or may make with respect to a player, including the athlete’s public persona, appearance, history and background, and public statements or positions on matters of public concern.

●	The athlete’s reputation within the applicable professional sport as well as potential to have a successful professional sports career.

Under our business model, prospective athletes are not paid an upfront fee for entering into a Brand Agreement, but are instead paid a significant portion of the proceeds of the offering associated with such athlete.

Plan of Operations

We intend that each Series will be associated with a Brand Agreement with a single athlete. Although the Manager or its affiliate may initially be the named counterparty to a Brand Agreement, it is anticipated that such Brand Agreements will be assigned to a particular Series such that the Series will hold the right to receive Brand Amounts, if any.

While certain expenses will be shared across all or some of the Series in accordance with the Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”) and the Company’s allocation policy, we will treat each Series as a separate legal entity, meaning the ongoing Operating Expenses (as defined below) will be paid through the Series’ own cash reserves or from Brand Amounts received pursuant to the applicable Brand Agreement.

We plan to launch a number of additional Series and related offerings in the future. To date, we do not know how many Series will be created and offered, if any. However, in any case, the aggregate dollar amount of all of the Series Interests that will be sold within such time period following qualification of the Company’s Form 1-A will not exceed the maximum amount allowed under Regulation A.

5

Competition

Although we are focused on a unique asset class with a unique business model, there is potentially significant competition for the rights to receive a portion of future Brand Income of professional athletes from many different market participants, as well as competition with other parties developing or offering fractionalized sports-earning investment products and amongst other fractional interest issuers more generally. With the increase in popularity in the asset class, we expect competition for similar financial arrangements with professional athletes will expand in the future. In addition, there are companies that are developing or offering fractionalized interests in other alternative asset classes such as song royalties, collectibles, and art who may decide to expand into the asset class.

Increased competition for the asset class may reduce or eliminate opportunities for us to enter into additional Brand Agreements that we can securitize, which would impede our ability to economize on shared efficiencies that may be achieved with numerous Series.

Furthermore, certain of our current and potential competitors may have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources to the acquisition of Brand Income of professional athletes. In addition, these potential competitors may have longer operating histories, greater name recognition and a more established business model than we do.

The Manager

The Company is managed by Vestible, Inc., a Delaware corporation organized to serve as the Manager. Pursuant to the terms of the Operating Agreement, the Manager will provide certain management and advisory services to the Company and to each of the Series, as well as a management team and appropriate support personnel. In its role, the Manager is responsible for sourcing, acquiring and marketing the Brand Agreements that are assigned to or otherwise attributable to each Series.

In addition, the Manager operates the Vestible Platform, which is used for the offer and sale of Interests in our Series.

Secondary Trading by the Manager

The Manager may act as a buyer or seller of Interests in any given Series through the Vestible Platform. Our Manager intends to put in place internal policies and procedures that prevent our Manager from making any secondary sales or purchases when in possession of material, non-public information.

Expenses

Operating Expenses

Each Series will be responsible for the following costs and expenses, or the allocated pro rata portion of such costs and expenses, attributable to the activities of the Company related to such Series (“Operating Expenses”):

●	any and all fees, costs and expenses incurred in connection with the management of a Series Asset, including periodic fees associated with athlete audits, income taxes, marketing fees and investigative fees;

●	any fees, costs and expenses incurred in connection with preparing any reports and accounts of the Series, including any blue sky filings required in order for a Series to be made available to investors in certain states and any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U;

●	any and all insurance premiums or expenses, including directors’ and officers’ insurance for the directors and officers of the Manager;

●	any withholding or transfer taxes imposed on the Company or a Series or any of the members as a result of its or their earnings, investments or withdrawals;

6

●	any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company or a Series in connection with the affairs of the Company or a Series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager in connection with a Series;

●	the cost of the audit of the Company’s annual financial statements and the preparation of its tax returns and circulation of reports to members of the Company;

●	the cost of any audit of the Series’ annual financial statements, the fees, costs and expenses incurred in connection with making of any tax filings on behalf of a Series and circulation of reports to investors;

●	any indemnification payments to be made pursuant to the requirements of the Operating Agreement;

●	the fees and expenses of the Company’s or a Series’ counsel in connection with advice directly relating to the Company’s or a Series’ legal affairs;

●	the costs of any other outside valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Company or a Series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from a Series Asset and cannot be covered by any cash reserves of such Series, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such Series Asset (which we refer to as “Operating Expenses Reimbursement Obligation(s)”), or (c) cause additional interests to be issued in the such Series in order to cover such additional amounts.

Offering Expenses

Each Series will generally be responsible for certain fees, costs and expenses incurred in connection with the Offering of the interests associated with that Series (the “Offering Expenses”), up to 4.25% of the gross offering proceeds. Offering Expenses consist of underwriting, legal, accounting, auditing, escrow and compliance costs related to a specific Offering, including any blue sky filings required in order to be made available to investors in certain states (unless borne by the Manager, as determined in its sole discretion). The Company will reimburse the Manager for Offering Expenses from the proceeds of each Offering.

As compensation for providing certain custodian services to the Company, the Custodian will receive a fee. Each Series of Interests is expected to be responsible for paying its own custody fee to the Custodian in connection with the sale of Interests in that Series, except if otherwise stated for a particular Series. The custody fee will be payable from the proceeds of such Offering as Offering Expenses.

7

To the extent that Acquisition Expenses (as defined below) include a sourcing fee payable to an athlete’s agent and the Acquisition Expenses exceed 5% of the gross offering proceeds, a portion of the sourcing fee payable to an athlete’s agent may be payable from the proceeds of such Offering as part of the Offering Expenses.

Acquisition Expenses

Each Series will be responsible for any and all fees, costs and expenses incurred prior to closing in connection with the evaluation, discovery, investigation and acquisition of the right to receive Brand Amounts pursuant to a particular Brand Agreement (the “Series Asset”) related to such Series, including travel and lodging related to the acquisition of a Brand Agreement, sourcing fees payable to an athlete’s agent, diligence-related expenses, athlete audits, research fees, legal fees, technology costs, and similar costs and expenses incurred in connection with the evaluation, discovery, investigation, negotiation and acquisition of the Series Asset (the “Acquisition Expenses”). The Company will reimburse the Manager for Acquisition Expenses from the proceeds of each Offering, up to 5% of the gross offering proceeds. To the extent that Acquisition Expenses include a sourcing fee payable to an athlete’s agent and the Acquisition Expenses exceed 5% of the gross offering proceeds, a portion of the sourcing fee payable to an athlete’s agent may be payable from the proceeds of such Offering as part of the Offering Expenses. See “Use of Proceeds to the Issuer” for a description of the Acquisition Expenses for each Offering.

Management Fee

As compensation for the Manager’s efforts in identifying, evaluating and acquiring the Series Assets and for providing management services to the Series, the Manager shall be entitled to a fee equal to 5% of the amount raised through each Offering (the “Management Fee”), although the Manager, in its sole discretion, may choose to waive any such Management Fee. Each Series will be responsible for paying the Management Fee to the Manager from the proceeds of the Offering for such Series. The Management Fee will be payable within 30 days following the closing of each Offering.

Vestible Platform Fees

In connection with the Vestible Platform, the Manager will also pay an annual licensing and service fee to Dalmore for technology tools to facilitate the transaction of securities on the Vestible Platform.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Series Assets and any indemnification payments made by the Manager will be allocated among the various Series in accordance with the allocation policy set forth below. Costs and expenses specific to an Offering of a particular Series and the administration of that specific Series of Interests (such as escrow fees, the Management Fee and any brokers fee) will be allocated to that Series (in many cases by deducting those expenses from the gross proceeds of the offering associated with such Series) as the Manager’s practice will be to allocate items that are attributable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company or the Manager in general, it will be allocated pro rata based on the value of the underlying Series Asset held by a Series, on the gross proceeds of each Offering, or on the number of outstanding Series, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof revenue and expenses will be allocated as follows:

Revenue or Expense Item*	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Series or Series Asset)
Revenue:	Brand Amounts received under Brand Agreements	Allocable directly to the applicable Series associated with such Series Asset

8

Offering Expenses (in a multi-Series offering):	Filing expenses	Allocable pro rata amongst the applicable Series based on the gross proceeds of each Offering

	Commission-based brokerage fees	Based on gross proceeds of each Offering

	Broker fees other than cash commissions (e.g., expense reimbursement and consulting fees)	Not allocable, to be borne by the Manager

	Legal expenses	Allocable pro rata amongst the applicable Series based on the gross proceeds of each Offering

	Audit and accounting	Allocable pro rata based on the number of Series

	Preparation of marketing materials	Allocable pro rata amongst the applicable Series based on the gross proceeds of each Offering

Offering Expenses (in a single-Series offering):	Filing expenses	Allocable directly to the applicable Series
	Commission-based brokerage fees	Based on gross proceeds of the Offering

	Broker fees other than cash commissions (e.g., expense reimbursement and consulting fees)	Not allocable, to be borne by the Manager

	Legal expenses	Allocable directly to the applicable Series

	Audit and accounting	Allocable directly to the applicable Series

	Preparation of marketing materials	Allocable directly to the applicable Series

Operating Expenses:	Transfer agent fees	Allocable pro rata based on the number of Series

	Financial printer fees (to the extent filings are covered by the general annual fee)	Allocable pro rata based on the number of Series

	Audit of the Company’s annual financial statements and the preparation of its tax returns	Allocable pro rata based on the number of Series

	Legal or regulatory fees incurred by the Company generally (and that relates to all Series generally)	Allocable pro rata based on the value of the underlying Series Asset

	Insurance premiums or expenses, including directors’ and officers’ insurance for the directors and officers of the Manager	Allocable pro rata based on the value of the underlying Series Asset

	Fees, costs and expenses incurred in connection with the management of a Series Asset, including periodic fees associated with athlete audits, income taxes, marketing fees and investigative fees	Allocable directly to the applicable Series associated with such Series Asset

9

Acquisition Expenses	Diligence and third-party expert fees	Allocable directly to the applicable Series

	Contract negotiation costs (including travel expenses)	Allocable directly to the applicable Series

	Contract drafting costs (including legal fees)	Allocable directly to the applicable Series

	Sourcing fee, if any (to be paid to an athlete’s agent)	Allocable directly to the applicable Series

*	Expenses incurred prior to closing of an Offering may be paid by the Manager and then reimbursed from the proceeds of an Offering in accordance with the allocation policy.

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the investors.

The Vestible Platform

Vestible Inc., the Manager, owns and operates a mobile and web-based investment interface through which issuances and trades will be effected on Dalmore’s Alternative Trading System (“ATS”). Through the use of the Vestible Platform, investors can browse and screen the investments offered by each of our Series, whether current or to be formed by the Company in the future, and sign legal documents to purchase Series interests, electronically.

Employees

The Company does not have any employees. All of the persons performing the functions of an officer of the Company are employees of the Manager.

Legal Proceedings

None of the Company, any Series, the Manager, or any director or executive officer of the Company or the Manager is presently subject to any material legal proceedings.

Conflicts of Interest

Conflicts of interest may exist or could arise in the future with the Company, the Manager and its affiliates and our officers who are also officers or directors of the Manager. Conflicts may include, without limitation:

●	Each of the persons performing the functions of our executive officers also serve as an officer of the Manager and its affiliated entities. As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with the Manager or affiliates of the Manager, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. The Manager is not required to make available any particular individual personnel to us.

●	Neither the Manager, nor its officers who perform the functions of our executive officers, will be required to manage the Company as their sole and exclusive function and they will have other business interests and will engage in other activities in addition to those relating to the Company. We depend on the Managers and its affiliates to successfully support and operate our overall model. Their other business interests and activities could divert time and attention from managing the Company and taking actions for the benefit of light holders. We may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

10

●	The Manager does not assume any responsibility beyond the duties specified in the Operating Agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The Manager’s liability is limited under the Operating Agreement and we have agreed to reimburse, indemnify and hold harmless the Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the manager’s duties under the operating agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which the Manager would not be liable.

●	The Manager’s and its affiliates’ ownership of multiple Series of Interest may result in conflicts. The Manager or its affiliates may acquire Interests in each Series for their own accounts, may transfer these Interests, either directly or through brokers, or otherwise engage in proprietary trading from time to time. Such ownership and actions in any Series of Interests may result in a divergence of interests between the Manager and its affiliates and the Investors who hold only one or certain Series of Interests (e.g., the Manager or its affiliates may disproportionately market or promote a certain Series, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of Interests of such Series).

The Company, its Series and the Manager (and its affiliates) may not have separate legal counsel in the future. Certain conflicts of interest may exist and may arise.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our financial statements and the related notes included in this annual report.

Overview

The Company is a Delaware series limited liability company formed to facilitate public investment in specified future professional sports earnings of individual athletes. Vestible, Inc. serves as the Manager of the Company.

Each individual Series of the Company is associated with a single athlete who pays that particular Series, for the duration of the Brand Agreement, a percentage of all of his or her prospective sports earnings paid by a professional sports team (excluding any earnings associated with endorsements and name, image and likeness, and similar income) in return for a lump-sum payment equal to 80% of the gross proceeds of the offering associated with such athlete.

Since its formation on July 20, 2022, our Company has been engaged primarily in preparing to enter into Brand Agreements with athletes. As of December 31, 2023 and December 31, 2024, the Company had entered into a single Brand Agreement with Baron Browning, which is associated with our Series BDBR.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

The Manager

The Manager is responsible for directing the management of our business and affairs. Neither the Manager nor its officers are required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

11

The Manager performs its duties and responsibilities pursuant to the Operating Agreement, under which we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and the investors.

The Operating Agreement further provides that the Manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series or any of the interest holders and will not be subject to any different standards imposed by the Operating Agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any Series or any of the interest holders in a particular Series.

Results of Operations

The Company was formed on July 20, 2022. Since it’s organization, the Company has been engaged primarily in structuring and preparing to acquire future income streams of professional athletes pursuant to Brand Agreements as well as identifying and negotiating with potential athletes.

As of December 31, 2024, Series BDBR holds a single asset—the Brand Agreement with Baron Browning which was entered into by the Manager on May 10, 2023. Under the Brand Agreement, Series BDBR has the right to receive any Brand Amounts earned by Baron Browning.

Revenues

Revenues are generated at the Series level. As of December 31, 2023, no Series of the Company had generated any revenues. On September 4, 2024, we closed the offering with respect to Series BDBR Interests. As such, Series BDBR began generating revenues during the third quarter of 2024, as Brand Amounts began to be paid to Series BDBR pursuant to the Brand Agreement with Baron Browning. As of December 31, 2024, Series BDBR had generated gross revenues of $13,270.

Operating and Total Expenses

All fees and expenses incurred prior to the closing of an offering related to any series are being paid by our Manager and are to be reimbursed by such Series out of the offering proceeds upon closing of the relevant Series offering. Such operating expenses include (i) the formation of the Series, (ii) acquiring the Brand Agreement with the applicable athlete and (iii) offering the Interests, including legal fees and other professional fees.

As of December 31, 2023 and December 31, 2024, the Company had total consolidated operating expenses of $71,405 and $268,404, respectively. Of the total consolidated operating expenses, as of December 31, 2023, $69,805 of such expenses were allocated to Series BDBR and $1,600 was unallocated, compared to $268,404 allocated to Series BDBR and $0 unallocated as of December 31, 2024.

In accordance with the Operating Agreement and the allocation policy, certain amounts were repaid to the Manager by Series BDBR from the proceeds of the offering with respect to Series BDBR upon closing on September 4, 2024.

Liquidity and Capital Resources

From inception, our Manager has financed the business activities of each Series. Upon the first closing of a particular series offering, the Manager is reimbursed out of the proceeds of the relevant offering. Until such time as the Series has the capacity to generate cash flows from operations, our Manager may cover any deficits through advancement of expenses, which may be reimbursed upon closing of the relevant offering.

12

Cash and Cash Equivalent Balances

As of December 31, 2023 and December 31, 2024, neither the Company nor any Series had any cash or cash equivalents.

Going Concern

As discussed further in “Note 3, Going Concern” to the audited financial statements for fiscal year 2024 included herein, there is substantial doubt about the ability of the Company and its Series to continue as a going concern for the next twelve months. For the year ended December 31, 2024, the Company had a consolidated loss of $255,134, and as of December 31, 2024 had a consolidated working capital deficit of $156,715 and an accumulated deficit of $335,205.

Brand Agreement with Baron Browning

In July 2021, Baron Browning entered into a four-year contract with the Broncos worth up to $4,785,852, including a $840,620 signing bonus and an average annual salary of $1,196,463, which such contract expired in 2025. On March 10, 2025, Browning entered into a two-year contract with the Arizona Cardinals worth up to $18 million, of which $10 million is guaranteed, including a $5.5 million signing bonus, a $2.5 million base salary for 2025, and $2 million of his $4.39 million 2026 base salary. Browning’s 2026 base salary is subject to a non-guaranteed increase of $2 million (for a total base salary of up to $6.39 million for 2026) based on performance during the 2025 season. There’s also a $2 million non-guaranteed roster bonus, payable in installments in March and August 2026, a non-guaranteed sack incentive bonus of up to $1 million payable in March 2027, a non-guaranteed per-game roster bonus of up to $255,000 for each of the 2025 and 2026 season payable in March 2026 and March 2027, respectively, and a non-guaranteed off-season workout bonus of $50,000 for each of the 2025 and 2026 contract year payable within two weeks of the first game of the 2025 and 2026 regular season, respectively.

Plan of Operations

We closed the offering with respect to Series BDBR during the third quarter of 2024, and plan to launch an as of yet undetermined number of additional Series and related Offerings thereafter. The proceeds from any Offering will be used to repay the Manager any expenses incurred pre-closing, to pay offering expenses for such Offering, to pay the management fee to the Manager and to create a cash reserve for future operating expenses, in each case, as allocable to a particular Series.

As Brand Amounts attributable to a particular Series begin to be received, we intend to distribute any Free Cash Flow (as defined below) on a monthly basis, or at such times as the Manager shall reasonably determine, to the interest holders of such Series. “Free Cash Flow” consists of any available cash for distribution generated from the net income received by a Series, as determined by the Manager to be in the nature of income as defined by U.S. generally accepted accounting principles, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant series asset (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Asset (as shown on the income statement of such Series) and (iv) any other non-cash operating expenses less (a) any capital expenditure related to the series asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series.

ITEM 3. DIRECTORS AND OFFICERS

General

The sole Manager of our company is Vestible, Inc., a Delaware corporation. The Company operates under the direction of our Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. When establishing a Series the Manager may designate certain persons to serve as officers for that specific Series. The Manager has a separate Board of Directors, consisting of two members, Parker Graham and Yves Batoba.

13

All of our executive officers are employees of the Manager. The executive offices of the Manager are located at 5440 West 110th Street, Suite 300, Overland Park, Kansas 66211, and the telephone number of the Manager’s executive offices is (913) 535-6004.

Executive Officers and Directors of our Manager

The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our Manager, Vestible, Inc.

Name	Position(s)	Age	Term of Office

Parker Graham	Co-Founder, CEO, President and Director of Vestible, Inc.	34	Since August 2021

Yves Batoba	Co-Founder, Head of Partnerships and Director of Vestible, Inc.	33	Since August 2021

Biographical Information

Set forth below is biographical information of the executive officers and directors of the Manager.

Parker Graham is the Co-Founder of Vestible, Inc. and since its founding in August 2021 has served as its Chief Executive Officer, President and Secretary and as a member of its board of directors. Mr. Graham is a serial entrepreneur and has started multiple companies since his retirement from professional football in 2014. Since 2018, he has served as the founder and CEO of Finotta, Inc., a banking technology company based in Overland Park, KS. Prior to his role at Finotta, Mr. Graham was a financial advisor for high net worth individuals in the Midwest and specialized in alternative assets and overall portfolio theory from 2014-2018. Mr. Graham received both his B.S. in Business Management/Marketing and his M.B.A. from Oklahoma State University.

Yves Batoba is the Co-Founder of Vestible, Inc. and since its founding in August 2021 has served as its Head of Partnerships and as a member of its board of directors. Since 2022, Mr. Batoba has also served as a VIP Host at DraftKings. He also serves as an independent consultant to several sports agencies through his consulting company, Batoba Solutions LLC, which he founded in 2020. Prior to sports consulting, Mr. Batoba was empowering professional athletes in their holistic development as the Player Engagement Coordinator of the Miami Dolphins from 2015-2020. Mr. Batoba received his B.S. in Business Administration, Sports Management & Marketing from Oklahoma State University and his MBA Essentials Certificate of Continuing Professional Development from the London School of Economics and Political Science.

Directors of Vestible are elected or appointed until their successors are duly elected and qualified.

There are no arrangements or understandings known to us pursuant to which any director was or is to be selected as a director of the Manager. There are no agreements or understandings for any executive officer or director to resign at the request of another person, and no officer or director is acting on behalf of, nor will any of them act, at the direction of any other person.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director, executive officer or any significant employee.

14

To the best of our knowledge, none of the directors or executive officers of the Manager has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of, such person, any partnership in which he was general partner at or within two years before the time of such filing or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

The Manager and the Operating Agreement

The manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The manager and its officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Manager is responsible for determining how and when to enter into Brand Agreements and for evaluating the overall liquidity of each Series in determining whether and when to distribute income to Interest Holders. In addition, the Manager is responsible for monetizing the underlying Series Asset (Brand Agreements) by evaluating and collecting Brand Amounts owed or by evaluating potential sale offers, which could lead to the liquidation a particular Series Asset or a Series.

We will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Interest Holders. The Manager itself has no track record and is relying on the track record of its affiliates and advisors.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement, under which the Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Interest Holders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager, utilizing third-party advisors, consultants and service providers, as necessary, some of whom may be affiliated parties, include:

Asset Sourcing:

●	Overseeing our overall asset sourcing and acquisition strategy;

●	Managing our asset sourcing activities including, organizing and evaluating due diligence for specific asset acquisition opportunities (such as obtaining and reviewing credit reports and financial information of athletes), and structuring relationships with scouts, talent agencies and other third parties who may provide opportunities to source quality assets; and

●	Negotiating and structuring the terms and conditions of Brand Agreement (or other contractual arrangements) pursuant to which Brand Amounts will be acquired

Services in Connection with an Offering:

●	Developing offering materials, including the determination of specific terms and structure and description of the Interests of a Series related to specific Brand Agreement;

15

●	Creating and submitting all necessary regulatory filings including, SEC filings, Blue sky filings, financial audits and related coordination with advisors;

●	Preparing all marketing materials related to Offerings;

●	Together with the broker of record or placement agent, coordinating the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

●	Creating and implementing various technology services, transactional services, and electronic communications related to any Offerings; and

●	Fulfilling any other Offering-related services deemed to be necessary or advisable.

Interest Holder Services:

●	Providing any appropriate updates related to Series Assets or Offerings;

●	Establishing technology infrastructure to assist in providing Interest Holder support and services;

●	Managing communications with Interest Holders, including answering e-mails, preparing and sending written and electronic reports and other communications;

●	Determining our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time; and

●	Maintaining Free Cash Flow funds in deposit accounts or investment accounts for the benefit of a Series.

Asset Management Services:

●	Analyzing Brand Amounts owed under Brand Agreements, including periodic due diligence such as obtaining quarterly reports regarding Brand Income and auditing the books and records of contracted athletes;

●	Collecting amounts owed under Brand Agreements; and

●	Allocating income, costs and expenses to the appropriate Series.

Administrative Services:

●	Managing and performing the various administrative functions necessary for our operations;

●	Administering the potential issuance of additional Interests to cover any potential Operating Expense shortfalls;

●	Maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the SEC and any other regulatory agency, including annual and semi-annual financial statements;

●	Maintaining all appropriate books and records for the Company and all the Series of Interests;

●	Overseeing tax and compliance services and risk management services and coordinating with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	Supervising the performance of such ministerial and administrative functions as may be necessary in connection with our operations;

●	Providing cash management services as may be deemed necessary or advisable by the Manager;

16

●	Managing and coordinating with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to Interest Holders;

●	Evaluating and obtaining adequate insurance coverage for the Series Assets based upon risk management determinations;

●	Tracking the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters; and

●	Overseeing all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Compensation of Executive Officers

The Company does not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the persons serving as an executive officer of the Manager performs the functions of an officer of the Company, such as managing our day-to-day affairs, overseeing the sourcing and acquisition of Brand Agreements, and monitoring the performance of our assets. Each of these individuals receives, or is expected to receive, compensation from the Manager for his or her services, including services performed for us. To date, compensation to these individuals has been solely in the form of equity of the Manager.

Compensation of the Manager

The Manager will be paid a Management Fee of 5% of the gross proceeds of each Offering. In addition, the Manager will be reimbursed for certain of its out-of-pocket expenses in connection with our organization, our operations, the acquisition of Series Assets and in connection with third parties providing services to us, including Offering Expenses, Acquisition Expenses and, to the extent applicable, Operating Expenses, as discussed above. Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with any Series offerings. See “Note 5, Related Party Transactions” to the audited financial statements for fiscal year 2024 for further details.

ITEM 4. Security Ownership of Management and Certain Securityholders

The sole owner of the beneficial interests of the Company is Vestible, Inc., which serves as the sole manager of the Company and will also serve as the sole manager of each Series. The Manager or an affiliate of the Manager may purchase Interests in any Series of the Company on the same terms as offered to Investors. No brokerage fee will be paid on any Interests purchased by the Manager or its affiliates.

As of April 25, 2025, Series BDBR, the only outstanding Series of the Company, had 65,673 Interests outstanding. The following table summarizes the beneficial ownership of management and security securityholders of Series BDBR Interests as of April 25, 2025:

Title of Class	Name of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Series BDBR Interests	Vestible, Inc.	50,000 Interests(2)	—	76.1%
Series BDBR Interests	All executive officers and directors as a group	10 Interests	—	*

* Less than one percent

(1)	The address of Vestible, Inc. and the executive officers and directors is 5440 West 110th Street, Suite 300, Overland Park, Kansas 66211.

(2)	Vestible, Inc. is the sole and direct owner of such Interests.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN Transactions

Since our formation on July 20, 2022, we have entered into certain transactions with Vestible, Inc., our Manager, in which we were a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets as of the date of formation. See “Note 5, Related Party Transactions” to the audited financial statements for fiscal year 2024 for further details on such transactions.

ITEM 6. OTHER INFORMATION

None.

17

ITEM 7. FINANCIAL STATEMENTS

VESTIBLE ASSETS, LLC

CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

DECEMBER 31, 2024, and 2023

F-1

To the Managing Member of

Vestible Assets, LLC

Overland Park, KS

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Vestible Assets, LLC (the “Company”) on a consolidated basis, which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the years ended December 31, 2024 and 2023, and the related notes to the consolidated and consolidating financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, the financial position of each listed Series as of December 31, 2024 and 2023, and the Company’s and each listed Series consolidated operations and its cash flows for the years ended December 31, 2024 and 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability and Each Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated and consolidating financial statements, the Company nor its Series have not generated profits since inception and the Company has sustained a consolidated net loss of $255,134 for the year ended December 31, 2024. As of December 31, 2024, the Company lacked liquid assets and held no cash to satisfy its obligations as they come due, and had a working deficit of $156,715. The Company is reliant upon its manager for continued funding of its operating needs and it is yet to establish a business capable of generating sustained profits to funds its operating and working capital requirements. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2024 and 2023, and for the years then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements and each listed Series’ financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 29, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024 and 2023

	December 31, 2024			December 31, 2023
	Series BDBR	Unallocated	Total Consolidated - Vestible Assets, LLC	Series BDBR	Unallocated	Vestible Assets, LLC
ASSETS
Current Assets:
Cash and cash equivalents	$-	$-	$-	$-	$-	$-
Deferred offering costs	-	31,441	31,441	-	117,772	117,772
Accounts receivable	4,604	-	4,604	-	-	-
Subscription receivable	50	-	50	-	-	-
Total Current Assets	4,654	31,441	36,095	-	117,772	117,772

Non-Current Assets:
Investment in Baron Browning	450,329	-	450,329	-	-	-
Total Non-Current Assets	450,329	-	450,329

TOTAL ASSETS	$454,983	$31,441	$486,424	$-	$117,772	$117,772

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$-	$-	$-	$12,000	$9,719	$21,719
Dividend payable	8,666	-	8,666	-	-	-
Due to related party	151,103	33,041	184,144	57,805	109,653	167,458
Total Liabilities	159,769	33,041	192,810	69,805	119,372	189,177

Member’s Equity/(Deficit):
Member’s capital: 65,673 and 0 BDBR shares issued and outstanding as of December 31, 2024 and 2023, respectively	628,819	-	628,819	-	-	-
Accumulated deficit	(333,605)	(1,600)	(335,205)	(69,805)	(1,600)	(71,405)
Total Member’s Equity/(Deficit)	295,214	(1,600)	293,614	(69,805)	(1,600)	(71,405)

TOTAL LIABILITIES AND MEMBER’S EQUITY/(DEFICIT)	$454,983	$31,441	$486,424	$-	$117,772	$117,772

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the years ended December 31, 2024 and 2023

	December 31, 2024			December 31, 2023
	Series BDBR	Unallocated	Total Consolidated - Vestible Assets, LLC	Series BDBR	Unallocated	Vestible Assets, LLC
Revenues	$13,270	$-	$13,270	$-	$-	$-

Operating expenses:
Amortization of Brand Agreement	75,055	-	75,055	-	-	-
General and administrative	75,438	-	75,438	1,086	1,600	2,686
Sales and marketing	117,911	-	117,911	68,719	-	68,719
Total operating expenses	268,404	-	268,404	69,805	1,600	71,405

Loss from operations	(255,134)	-	(255,134)	(69,805)	(1,600)	(71,405)

Net loss before income taxes	(255,134)	-	(255,134)	(69,805)	(1,600)	(71,405)
Provision for income taxes	-	-	-	-	-	-
Net loss	$(255,134)	$-	$(255,134)	$(69,805)	$(1,600)	$(71,405)

Weighted average membership interests	31,487	-	31,487	-	-	-
Net loss per membership interest	$(8.10)	$-	$(8.10)	$-	$-	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2024 and 2023

	Series BDBR			Unallocated			Vestible Assets, LLC
	Members’ Capital	Accumulated Deficit	Total Members’ Equity/ (Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/ (Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/ (Deficit)
Balances at December 31, 2022	$-	$-	$-	$-	$-	$-	$-	$-	$-
Net loss	-	(69,805)	(69,805)	-	(1,600)	(1,600)	-	(71,405)	(71,405)
Balances at December 31, 2023	$-	$(69,805)	$(69,805)	$-	$(1,600)	$(1,600)	$-	$(71,405)	$(71,405)
Issuance of BDBR shares	656,730	-	656,730	-	-	-	656,730	-	656,730
Deemed contributions	303,144	-	303,144	-	-	-	303,144	-	303,144
Offering costs	(331,055)	-	(331,055)	-	-	-	(331,055)	-	(331,055)
Dividends declared	-	(8,666)	(8,666)	-	-	-	-	(8,666)	(8,666)
Net loss	-	(255,134)	(255,134)	-	-	-	-	(255,134)	(255,134)
Balances at December 31, 2024	$628,819	$(333,605)	$295,214	$-	$(1,600)	$(1,600)	$628,819	$(335,205)	$293,614

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

VESTIBLE ASSETS, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the years ended December 31, 2024 and 2023

	December 31, 2024			December 31, 2023
	Series BDBR	Unallocated	Vestible Assets, LLC	Series BDBR	Unallocated	Vestible Assets, LLC

Cash flows from operating activities:
Net loss	$(255,134)	$-	$(255,134)	$(69,805)	$(1,600)	$(71,405)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Offering costs recorded against deemed contributions	303,144	-	303,144	-	-	-
Amortization of Brand Agreement	75,055	-	75,055	-	-	-
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(4,604)	-	(4,604)	-	-	-
(Increase)/Decrease in deferred offering costs	-	86,331	86,331	-	-	-
Increase/(Decrease) in accounts payable	(12,000)	(9,719)	(21,719)	12,000	9,719	21,719
Net cash provided by/(used in) operating activities	106,461	76,612	183,073	(57,805)	8,119	(49,686)

Cash flows from investing activities:
Investment in Baron Browning	(525,384)	-	(525,384)	-	-	-
Net cash provided by (used in) investing activities	(525,384)	-	(525,384)	-	-	-

Cash flows from financing activities:
Advances from related party	93,298	(76,612)	16,686	57,805	109,653	167,458
Proceeds from issuance of BDBR shares	656,680	-	656,680	-	-	-
Offering costs	(331,055)	-	(331,055)	-	(117,772)	(117,772)
Net cash provided by (used in) financing activities	418,923	(76,612)	342,311	57,805	(8,119)	49,686

Net change in cash and cash equivalents	-	-	-	-	-	-

Cash and cash equivalents at beginning of period	-	-	-	-	-	-
Cash and cash equivalents at end of year	$-	$-	$-	$-	$-	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash financing activities:
Declared distributions accrued and unpaid	$8,666	$-	$8,666	$-	$-	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-7

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Vestible Assets, LLC (the “Company”) is a Delaware series limited liability company formed on July 20, 2022 under the laws of Delaware. The Company was formed to facilitate public investment in specified future professional sports earnings of individual athletes. Each Series of the Company (each, a “Series” and collectively, the “Series”) will be associated with a single athlete who will have entered into an agreement (each, a “Brand Agreement”) pursuant to which such athlete will pay to a Series, for the duration of the Brand Agreement, a percentage of all of his or her prospective sports earnings paid by a professional sports team (excluding any earnings associated with endorsements and name, image and likeness, and similar income) in return for an initial payment equal to 80% of the gross proceeds of the offering associated with such athlete. An athlete’s gross professional sports earnings is referred to herein as the “Brand Income” and the portion of an athlete’s Brand Income that will be paid to a particular Series is referred to herein as the “Brand Amount.” Each Brand Agreement will be owned by or otherwise assigned to an individual Series of the Company. The Company is managed by Vestible, Inc., a Delaware corporation and managing member of the Company (the “Manager”).

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

On July 18, 2023, Vestible Assets, LLC, Series BDBR, a Delaware limited liability company, was formed (“Series BDBR”).

As of December 31, 2024, the Company has commenced limited operations. Once the Company commences its planned full scale principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned full scale principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

F-8

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Subscription Receivable

The Company records membership subscriptions at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a consolidated and consolidating balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to members’ equity/(deficit) on the consolidated and consolidating balance sheet.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees. The Company will reimburse the Manager for any offering costs incurred by the Manager from the proceeds from each Series offering.

As of December 31, 2023, the Company had $117,772 in deferred offering costs unallocated. In 2024, these costs were all allocated to Series BDBR, along with additional offering costs totaling $331,055 associated with the Series BDBR offering. The Series BDBR offering capped offering cost charges to the Series at 4.25% of the gross offering proceeds, so only $27,911 of the offering costs could be charged to Series BDBR. As the Manager is obliged to cover offering costs in excess of this cap, and as these offering costs were related to the Series BDBR offering and not usable for any future offerings, the Company recorded the excess offering costs of $303,144 to deemed contributions in the consolidated and consolidating statements of changes in members’ equity/(deficit).

During 2024, additional offering costs of $31,441 were incurred and recorded as unallocated deferred offering costs, which will be applied against future offering proceeds.

F-9

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheets approximate their fair value.

Investment in Baron Browning (Future Earnings Contract)

During 2024, Series BDBR capitalized $525,384 related to the acquisition of a future earnings contract under the Brand Agreement with Baron Browning (“Browning”). Under the Brand Agreement, the Company agreed to pay Browning 80% ($525,384) of the gross offering proceeds in exchange for 1% of Browning’s gross sports income as a professional football player in the NFL (excluding any earnings associated with endorsements and name, image, and likeness). The term of the agreement is until the earlier of the Browning’s retirement or when he has not been on the roster of an NFL team for 24 consecutive weeks.

This amount represents upfront payments made in exchange for rights to a portion of the future earnings. Future earnings contracts are capitalized based on the respective costs to acquire such rights. The amounts will be amortized over their useful life, which is the term of the underlying earning contract beginning when the contracts become effective. The Company estimates a seven-season term for the Browning Brand Agreement and therefore amortized $75,055 of the Brand Agreement in the year ended December 31, 2024.

The future earnings contract at original cost of $525,384 is presented net of accumulated amortization of $75,055 for a net carrying amount of $450,329 as of December 31, 2024.

F-10

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

The Company assessed the Brand Agreement for impairment as of December 31, 2024 and determined no impairment charge is necessary.

Impairment of Long-lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, and at each reporting date, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairments were recorded as of December 31, 2024 and 2023.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers,” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods and services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the performance obligation is satisfied.

Revenues are expected to be derived from the Brand Agreements each Series will enter into. The Company recognizes revenues derived from its Brand Agreements at the point in time the athlete earns the income and becomes obliged to pay the Series its portion of the income.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

F-11

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

Acquisition and Offering Expenses

All acquisition expenses, offering expenses, management fees and brokerage fees in connection with any initial offering and the sourcing and acquisition of Series assets shall be borne by the relevant Series, except an unsuccessful offering in which case all abort costs shall be borne by the Manager. For Series BDBR, the Company capped acquisition expenses at 5% of the gross offering proceeds.

Allocation Policy

The Manager will allocate revenues and costs among the various Series. The allocation policy requires that items not related to a specific Series will be allocated across all the Series at the Manager’s discretion. The Manager may amend the allocation policy in its sole discretion from time to time.

All brokerage fees, offering expenses, acquisition expenses and operating expenses shall be allocated by the Manager in accordance with the allocation policy.

The Manager, in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

Operating Expenses

Each Series shall be responsible for its operating expenses. The Manager will bear its own expenses of an ordinary nature. If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its operating expenses, the Manager may: (a) issue additional interests in such Series; (b) pay such excess operating expenses and not seek reimbursement; and/or (c) enter into an agreement pursuant to which the Manager loans to the Company an amount equal to the remaining excess operating expenses (the “Operating Expenses Reimbursement Obligation”). The Manager, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the applicable federal rate on any operating expenses reimbursement obligation). The Operating Expenses Reimbursement Obligation shall become repayable when cash becomes available.

Operating and Capital Reserve

Each Series will be responsible to have an operating and capital cash reserve which will be allocated to pay for on-going operating expenses, including fees and expenses in connection with marketing, the preparation and filing of periodic reports with the SEC, the audit of annual financial statements and legal counsel. The operating and capital reserve amount will be up to 5% of the gross offering proceeds per Series offering, as to be defined in each Series offering. No such reserve has been established for Series BDBR as of December 31, 2024.

Income Taxes

The Company is a limited liability company and each Series is essentially viewed as a disregarded entity for U.S. tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss of the Company and each Series flows through to, and is recognized by, their respective members. Therefore, no provision for income tax has been recorded in the consolidated and consolidating financial statements at the master LLC level. The income and expense from each Series is allocated to its members in proportion to their percentage interests in the Series. The Company intends for each Series to make an election to be taxed as a corporation.

F-12

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

Series BDBR and unallocated units have aggregate net operating loss carryforwards of $255,134 as of December 31, 2024, resulting in deferred tax assets of $66,679 using the Company’s combined effective tax rate of 26.1%. The deferred tax assets are fully reserved by a valuation allowance as the Company does not have a history of producing taxable income to provide a reasonable basis that it will be able to utilize its deferred tax assets. Therefore, the net deferred tax assets as of December 31, 2024 were zero and Series BDBR and unallocated units did not recognize any tax (provision)/benefit.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Earnings/(Loss) per Membership Interest

Upon completion of an Offering, each Series comply with the accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each listed Series lacks liquid assets, has no cash, has limited operations since inception, and is reliant upon its manager for continued funding of its operating needs. For the year ended December 31, 2024, the Company had a consolidated loss of $255,134, and as of December 31, 2024 had a consolidated working capital deficit of $156,715 and an accumulated deficit of $335,205. It has yet to establish a business capable of generating sustained profits to fund its operating and working capital requirements. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company and its Series’ ability to continue as a going concern in the next twelve months is dependent upon financing by the Manager and its ability to obtain capital financing from investors. No assurance can be given that the Company will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-13

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

NOTE 4: MEMBERS’ EQUITY/(DEFICIT)

The Company is managed by Vestible, Inc., a Delaware corporation and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders, except as otherwise limited by law or the operating agreement. The Manager may, in its sole discretion, change the timing of distributions or determine that no distributions shall be made. Dividends are recorded as declared by the Manager.

The debts, obligations, and liabilities of the Company or each Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company or each Series, and no member of the Company or each Series is obligated personally for any such debt, obligation, or liability.

In 2024, Series BDBR declared a dividend of $8,666, which remains payable as of December 31, 2024.

In 2024, Series BDBR issued 65,673 shares at $10 per share for gross proceeds of $656,730. As of December 31, 2024 and 2023, 65,673 and 0 shares of Series BDBR were issued and outstanding, respectively. The Company also recorded $303,144 of deemed contributions in 2024 on Series BDBR related to offering costs in excess of the cap, as discussed in Note 2.

NOTE 5: RELATED PARTY TRANSACTIONS

Each Series may retain certain of the Managing Member’s affiliates for necessary services relating to our investments or our operations, including any administrative services, construction, brokerage, leasing, development, financing, title, insurance, property oversight and other property management services. Any such arrangements will be at market terms and rates.

F-14

VESTIBLE ASSETS, LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the years then ended

Management Fee

The Manager shall be entitled to receive a management fee (“Management Fee”) within thirty days following any offering. The Management Fee is a fee payable to the Manager for identifying any Series assets and its efforts to evaluate any Series assets, which fee will equal an amount of up to 5% of the gross offering proceeds paid to the Series of any applicable initial offering or subsequent offering in which the Company raises capital for the purpose of a Series acquiring Series assets. Series BDBR recorded a Management Fee of $32,837 for the year ended December 31, 2024, which is included in general and administrative expense in the consolidated and consolidating statement of operations.

Due to Related Party

The Manager has incurred costs on the Company and its Series behalf and has advanced funds to the Company and its Series. The balances due to the Manager as of December 31, 2024 and 2023 were $184,144 and $167,458, respectively. The advances are unsecured, non-interest bearing and due on demand.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8: SUBSEQUENT EVENTS

Management’s Evaluation:

Management has evaluated all subsequent events through April 29, 2025, the date the consolidated and consolidating financial statements were available to be issued. There are no material events requiring disclosure or adjustment to the consolidated and consolidating financial statements.

F-15

ITEM 8. EXHIBITS

2.1	Certificate of Formation of Vestible Assets, LLC (incorporated by reference to Exhibit 2.1 to the Form 1-A, filed on September 12, 2023)
2.2	Amended and Restated Limited Liability Company Agreement of Vestible Assets, LLC (Incorporated by reference to Exhibit 2.2 to the Form 1-A, Amendment No. 2 filed on November 20, 2023)
3.1	Series Designation of Vestible Assets, LLC, Series BDBR (Incorporated by reference to Exhibit 3.1 to the Form 1-A, Amendment No. 2 filed on November 20, 2023)
6.1	Form of Subscription Agreement of Vestible Assets, LLC, Series [*] (Incorporated by reference to Exhibit 6.1 to the Form 1-A, Amendment No. 1 filed on October 27, 2023)
6.2*	Secondary Market Transactions Engagement Letter, dated November 7, 2024, between Vestible Assets, LLC and Dalmore Group, LLC
6.3	Escrow Agreement of North Capital Private Securities Corp. (incorporated by reference to Exhibit 6.3 to the Form 1-A filed on September 12, 2023)
6.4	Form of Brand Agreement (incorporated by reference to Exhibit 6.4 to the Form 1-A filed on September 12, 2023)
6.5	Brand Agreement, dated May 10, 2023, between Vestible, Inc. and Baron Browning (Incorporated by reference to Exhibit 6.5 to the Form 1-A, Amendment No. 2 filed on November 20, 2023)

*Filed herewith

18

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VESTIBLE ASSETS, LLC.

By:	Vestible, Inc., a Delaware corporation
Its:	Manager

By:	/s/ Parker Graham
Name:	Parker Graham
Title:	Chief Executive Officer and Director of Vestible, Inc.
Date:	April 30, 2025

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

VESTIBLE ASSETS, LLC.

By:	Vestible, Inc., a Delaware corporation
Its:	Manager

By:	/s/ Parker Graham
Name:	Parker Graham
Title:	Chief Executive Officer (Principal Executive Officer) and Director of Vestible, Inc.
Date:	April 30, 2025

/s/ Yves Batoba
Name:	Yves Batoba
Title:	Head of Partnerships, Director of Vestible, Inc.
Date:	April 30, 2025

19